EVERS
& HENDRICKSON LLP
----------------------------------
155 Montgomery Street, 12th Floor,
San Francisco, CA 94104                                        Jason E. Lavender
                                                                 Attorney at Law

                                                             Main (415) 772-8100
                                                           Direct (415) 772-8108
                                                              Fax (415) 772-8101
                                                           lavender@everslaw.com
                                                           ---------------------

                                  March 1, 2000

U.S. Securities Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


         Re:  Withdrawal of Registration Statement [Form R-W]
              Two Dog Net, Inc.
              ------------------------------------------------------------------

Dear Sir/Madam:

         Please withdraw the SB-2 Registration Statement of Two Dog Net, Inc. for the following reason: the company no longer wishes to pursue registration. Thank you for your time. If you should have any questions, please contact me at
(415) 772-8108.


                                Very truly yours,

                             EVERS & HENDRICKSON LLP




                                Jason E. Lavender